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                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP



The Board of Directors
U.S. Physical Therapy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about February 7, 2003 of U.S. Physical Therapy, Inc. of our report dated February 27, 2002 relating to the consolidated balance sheets of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of U.S. Physical Therapy, Inc.


/s/   KPMG  LLP
Houston, Texas
February 5, 2003